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                                                                      EXHIBIT 12
                     CPC INTERNATIONAL INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


($ Millions)                          FOR THE NINE
                                      MONTHS ENDED                 FOR THE YEARS ENDED DECEMBER 31,
                                    SEPT. 30, 1997*       1996            1995            1994          1993          1992
                                          --------      --------        --------        --------      --------      --------
INCOME BEFORE INCOME TAXES                $  432.7      $  917.1        $  877.0        $  614.7      $  790.3      $  744.5
                                          --------      --------        --------        --------      --------      --------
Add (subtract):
    Portion of rents representative
         of interest                          25.5          34.3            26.3            25.3          20.9          21.7
    Interest on bonds, mortgages
         & similar debt                       62.8          74.2            55.2            51.9          56.1          64.7
    Other interest                            58.1         131.8            86.5            54.6          53.7          51.0
    Interest expense included in
         cost of plant construction           (2.3)        (12.9)           (6.6)           (6.2)         (6.7)         (6.4)
    Income of unconsolidated
         venture                                --            --              --             3.9            --           5.4
                                          --------      --------        --------        --------      --------      --------
Income as adjusted                        $  576.8      $1,144.5        $1,038.4        $  744.2      $  914.3      $  880.9
                                          ========      ========        ========        ========      ========      ========

FIXED CHARGES:
    Portion of rents representative
         of interest                      $   25.5      $   34.3        $   26.3        $   25.3      $   20.9      $   21.7
    Interest on bonds, mortgages
         & similar debt                       62.8          74.2            55.2            51.9          56.1          64.7
    Other interest                            58.1         131.8            86.5            54.6          53.7          51.0
                                          --------      --------        --------        --------      --------      --------
                                          $  146.4      $  240.3        $  168.0        $  131.8      $  130.7      $  137.4
                                          ========      ========        ========        ========      ========      ========

RATIO OF EARNINGS TO
    FIXED CHARGES                              3.9           4.8             6.2             5.6           7.0           6.4
                                          ========      ========        ========        ========      ========      ========



* Excludes results of discontinued operations.


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